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EXHIBIT 99.1


                                                              NEWS RELEASE
                                                CONTACT:      Michael J. McCann
                                                              CFO and Treasurer
                                                              (337) 235-2452

FOR IMMEDIATE RELEASE

PETROLEUM HELICOPTERS, INC. ANNOUNCES RESULTS
FOR THE YEAR ENDED DECEMBER 31, 2003

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         LAFAYETTE, LA - March 15, 2004 - Petroleum Helicopters, Inc. (PHI)
today reported net earnings of $1.1 million ($0.21 per diluted share) on operating revenues of $269.4 million for the year ended December 31, 2003, compared to net earnings of $9.2 million ($1.70 per diluted share) on operating revenues of $283.8 million for the year ended December 31, 2002, which is further discussed in the Company's 10-K for 2003.

         PHI provides helicopter transportation and related services to a broad range of customers including the oil and gas industry, Air Medical programs and the third-party maintenance business. PHI Common Stock is traded in The NASDAQ SmallCap Market (symbols PHEL and PHELK)

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Petroleum Helicopters, Inc. released the following earnings figures for the year ended December 31, 2003.

(All figures, except per share data, are shown in thousands.)

                                                 For the Year Ended
                                                    December 31,
                                               2003             2002
                                           ------------     ------------
Operating revenues                         $    269,392     $    283,751
Gain, net on disposition of property
       and equipment                              1,988              586

Other                                               686            1,675
                                           ------------     ------------
                                                272,066          286,012
                                           ------------     ------------

Expenses:
   Direct expenses                              230,229          235,189
   Selling, general and administrative           19,983           18,189
   Interest expense                              19,952           17,250
                                           ------------     ------------
                                                270,164          270,628
                                           ------------     ------------

Earnings before income taxes                      1,902           15,384

Income taxes                                        763            6,153
                                           ------------     ------------

Net earnings                               $      1,139     $      9,231
                                           ============     ============

BASIC:

   Net earnings per share                  $       0.21     $       1.73
                                           ============     ============

DILUTED:

   Net earnings per share                  $       0.21     $       1.70
                                           ============     ============

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